UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2006

MICROHELIX, INC.
(Exact name of registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

19500 SW 90th Court, Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 503-692-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

microHelix, Inc. ("microHelix") and its wholly-owned subsidiary, Moore Electronics, Inc. ("MEI") entered into a Loan and Security Agreement (the "Agreement") and a corresponding promissory note (the "Note") on June 22, 2006 with VenCore Solutions LLC ("VenCore"). Pursuant to the Agreement, VenCore agreed to make loans from time-to-time to microHelix and MEI in an aggregate principal amount not to exceed $350,000. The Note was executed in the amount of $350,000. microHelix and MEI will use the proceeds from the loan for ongoing working capital expenses. Pursuant to the Note, microHelix and MEI agree to pay VenCore $14,175 per month, payable in 30 consecutive monthly installments, beginning on July 15, 2006, with subsequent payments due on the same day of each month thereafter. A final payment of $35,000 is due on January 15, 2009. In the event that microHelix or MEI defaults under the Agreement or the Note, VenCore may accelerate the entire amount owing on the Note. Upon execution of the Note, microHelix and MEI prepaid the first and thirtieth payments due under the Note, together with a documentation fee of $3,500 and a refundable security deposit of $35,000, which amounts were deducted from the proceeds of the loan. No other amounts may be prepaid under the loan. No amount which is repaid may be reborrowed under the Agreement. microHelix and MEI granted a security interest to VenCore in certain computer and communications equipment pursuant to the Agreement. In addition, microHelix granted VenCore a warrant to purchase up to 72,917 shares of its Common Stock at an exercise price of $0.48 per share. The warrant expires on June 22, 2016.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits. :	The following documents are filed as exhibits to this Current Report on Form 8-K

	10.1	Loan and Security Agreement Number 1202, dated June 22, 2006, between VenCore Solutions LLC and microHelix, Inc. and Moore Electronics, Inc.

	10.2	Promissory Note, dated June 22, 2006, executed in favor of VenCore Solutions LLC by microHelix, Inc. and Moore Electronics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

microHelix, Inc. (Registrant)

Date: June 28, 2006	By:	/s/ Tyram H. Pettit
Tyram H. Pettit President and Chief Executive Officer